Exhibit a.5

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

CONTACTS:	Kim Francis Checkers Drive-In Restaurants, Inc. (813) 283-7078 francisk@checkers.com

Checkers Drive-In Restaurants, Inc. Merger with Taxi Holdings Completed

TAMPA, FL – June 20, 2006 – Checkers Drive-In Restaurants, Inc., (NASDAQ: CHKR), the nation’s largest chain of double drive-thru restaurants, today announced that it has completed its merger with a subsidiary of Taxi Holdings Corp., an affiliate of Wellspring Capital Management LLC, a private equity firm. The Company will request delisting from the NASDAQ exchange as a result of the merger.

Shareholders will receive by mail instructions on how to deliver their stock certificates in order to receive the merger consideration.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

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